Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Permex Petroleum Corporation on Form S-8, of our report dated January 14, 2025, which includes an explanatory paragraph as to Permex Petroleum Corporation’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Permex Petroleum Corporation as of September 30, 2024 and 2023 and for each of the two years ended September 30, 2024 appearing in the Annual Report on Form 10-K of Permex Petroleum Corporation for the year ended September 30, 2024.

/s/ Marcum llp

Marcum llp

Houston, Texas

January 14, 2025